Exhibit 99.03

KANA SOFTWARE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. Purpose

The principal functions of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Kana Software, Inc. (the "Company") are to:

• Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

• Oversee the Company's relationship with its independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors; and

• Facilitate communication among the Company's independent auditors and the Company's financial and senior management.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, shall have authority to direct and supervise an investigation into any matters within the scope of its duties, and shall have authority to retain such outside counsel, experts and other advisors as it determines to be necessary to carry out its responsibilities. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payments of compensation to (i) the independent auditors for audit services, and for any permitted non-audit services approved by the Committee, and (ii) any advisors employed by the Committee as provided by this charter.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors.

II. Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time, and by rules and regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") from time to time, except as otherwise permitted by such rules and regulations. Each member of the Committee shall have the ability to read and understand fundamental financial statements and at least one member shall be a "financial expert" (as defined in Item 401 of Regulation S-K promulgated under the Exchange Act) and have prior experience in accounting, financial management or financial oversight, as required by The Nasdaq Stock Market rules.

III. Meetings

The Committee shall meet at least once each quarter and more frequently as determined to be appropriate by the Committee. The Committee shall meet at least once each quarter with the independent auditors out of the presence of management about the Company's internal controls, and procedures for financial reporting and any other matters that the Committee deems appropriate. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Company's financial statements.

IV. Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

A. Financial Reporting

1. Review and discuss with the Company's management the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2. Review the Management's Discussion and Analysis section of the Company's Forms 10-Q and 10-K prior to filing with the SEC and discuss with management and the independent auditors.

3. In connection with the Committee's review of the annual financial statements:

    Discuss with the independent auditors and management the financial statements and the results of the independent auditors' audit of the financial statements.

    Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors' judgments about the appropriateness of the Company's accounting principles and their assessment of the adequacy and effectiveness of its internal controls, the reasonableness of significant judgments, the procedures for financial reporting and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4. Recommend to the Board whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (i) the Committee's review and discussion with management of the annual financial statements, (ii) the Committee's discussion with the independent auditors of the matters required to be discussed by SAS 61, and (iii) the Committee's review and discussion with the independent auditors of the independent auditors' independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

5. In connection with the Committee's review of the quarterly financial statements:

    Discuss with the independent auditors and management the results of the independent auditors' SAS 71 review of the quarterly financial statements.

    Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

6. In connection with the Committee's review of the quarterly and annual financial statements, discuss with management and the independent auditors the Company's selection, application and disclosure of critical accounting policies, any significant changes in the Company's accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

7. Review and discuss with the independent auditors the reports delivered to the Committee by the independent auditors regarding:

    All critical accounting policies, estimates and practices used;

    All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the alternative, and the treatment preferred by such independent auditors; and

    Other material written communications between such independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

8. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

9. Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company's accounting and financial reporting processes and systems of internal controls.

10. Consult with the independent auditors at least once per quarter out of the presence of management about the Company's internal controls, and procedures for financial reporting and any other matters that the Committee deems appropriate.

B. Oversight of Independent Auditors.

11. Select, appoint, determine the compensation of, and oversee the independence and performance of the independent auditors. The Committee shall have the sole authority to appoint and discharge the outside auditors. The Committee's oversight of the independent auditors' performance shall include:

    Reviewing the independent auditors' overall audit scope and plan; and

    Communicating with the independent auditors about the Company's expectations regarding its relationship with them, including the (i) independent auditors' ultimate accountability to the Board and the Committee, and (ii) the ultimate authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.

12. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors. These processes shall include:

    Obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent auditors and discontinuing any relationships that the Committee believes could compromise the independence of the auditors; and

    Obtaining reports of all non-audit services proposed to be performed by the independent auditors before such services are performed, reviewing and approving or prohibiting, as appropriate, any non-audit services permitted by applicable law, and prohibiting any non-audit services not permitted by applicable law. The Committee may delegate authority to review and approve or prohibit non-audit services to one or more members of the Committee, and direct that any approval so granted be reported to the Committee at a following meeting of the Committee.

C. Legal and Regulatory Compliance

13. Review with management, at least annually, the Company's program for promoting and monitoring compliance with applicable legal and regulatory requirements.

14. Review on at least a quarterly basis the status of any legal matters that could have a significant impact on the Company's financial statements.

15. Review and approve or prohibit, as appropriate, any proposed related-party transactions with the Company.

16. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

17. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

D. Committee Governance

18. Maintain minutes of meetings and periodically report to the Board on significant matters related to the Committee's responsibilities.

19. Review and reassess the adequacy of the Committee's charter at least annually. Submit the charter to the Board for review and approval and include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

E. Other Activities

20. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.